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Exhibit 1.1

UNDERWRITING AGREEMENT

Among

GENTIUM, S.p.A.,

MAXIM GROUP LLC

And

I-BANKERS SECURITIES INCORPORATED

Dated: June     , 2005

GENTIUM, S.p.A.

2,700,000 AMERICAN DEPOSITORY SHARES,

REPRESENTING 2,700,000 ORDINARY SHARES

UNDERWRITING AGREEMENT

New York, New York

June     , 2005

Maxim Group LLC
I-Bankers Securities Incorporated
As Representatives of the Several Underwriters
c/o Maxim Group LLC
405 Lexington Avenue, 2nd Floor
New York, New York 10174

Ladies and Gentlemen:

        The undersigned, Gentium, S.p.A., a Republic of Italy joint stock corporation (the "Company"), hereby confirms its agreement with Maxim Group LLC ("Maxim") and I-Bankers Securities Incorporated ("IBS" and, together with Maxim, the "Representatives") as Representatives of the several underwriters named on Schedule I to this Agreement (the "Underwriters") as follows:

        1.    Purchase and Sale of Shares.

          1.1.    Firm ADSs.

            1.1.1.    Purchase of Firm ADSs.    On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Underwriters 2,700,000 American Depository Shares (the "Firm ADSs"), each American Depository Share ("ADS") representing one of the Company's ordinary shares ("Ordinary Shares") at a purchase price (net of discounts and commissions). The sale of the Firm ADSs together with any of the Optional ADSs (as hereinafter defined) is sometimes hereinafter referred to as the "Offering" and the Firm ADSs and the Optional ADSs are collectively referred to as the Offered Securities. The Underwriters, severally and not jointly, agree to purchase from the Company the number of Firm ADSs set forth opposite their respective names on Schedule I attached hereto and made a part hereof at such purchase price.

            The Firm ADSs and the Optional ADSs will be evidenced by American Depositary Receipts ("ADRs") to be issued pursuant to the Deposit Agreement dated as of June    , 2005 (the "Deposit Agreement"), among the Company, The Bank of New York, as depositary (the "Depositary"), and the holders and beneficial holders from time to time of the ADRs.

            1.1.2.    Delivery and Payment.    Delivery and payment for the Firm ADSs shall be made at 10:00 a.m., New York time, on or before the fourth business day following the date that the Firm ADSs commence trading or at such earlier time as the Representatives shall determine, or at such other time as shall be agreed upon by the Representatives and the Company, at the offices of counsel to the Representatives or at such other place as shall be agreed upon by the Representatives and the Company. The hour and date of delivery and payment for the Firm ADSs are called the "Closing Date." The Firm ADSs to be purchased by the Underwriters hereunder and the ADRs evidencing such Firm ADSs, in definitive form, and in such authorized denominations and registered in such names as the Underwriters request shall be delivered by or on behalf of the Company to the Representatives on the Closing Date through the facilities of DTC, for the accounts of the several Underwriters or as such Underwriters may direct against payment of the purchase price therefor in Federal (same day) funds by wire transfers to the account designated by the Company at a bank acceptable to the Representatives on the Closing Date. The ADRs representing the Firm ADSs will be made available for checking at the office of DTC or its designated custodian at least 24 hours prior to the Closing Date.

          1.2.    Over-Allotment Option.

            1.2.1.    Optional ADSs.    For the purposes of covering any over-allotments in connection with the distribution and sale of the Firm ADSs, the Representatives are hereby granted an option to purchase up to an additional 405,000 ADSs from the Company ("Over-allotment Option"). Such additional 405,000 ADSs are hereinafter referred to as the "Optional ADSs." The purchase price to be paid for the Optional ADSs will be the same price per Option Share as the price per Firm Share set forth in Section 1.1.1 hereof.

            1.2.2.    Exercise of Option.    The Over-allotment Option granted pursuant to Section 1.2.1 hereof may be exercised by the Representatives as to all or any part of the Optional ADSs at any time, from time to time, within forty-five (45) days after the effective date ("Effective Date") of the Registration Statement (as hereinafter defined). The Underwriters will not be under any obligation to purchase any Optional ADSs prior to the exercise of the Over-allotment Option. The Over-allotment Option granted hereby may be exercised by the giving of oral notice to the Company from the Representatives, which must be confirmed within one (1) business day by a letter or telecopy setting forth the number of Optional ADSs to be purchased, the date and time for delivery of and payment for the Optional ADSs and stating that the Optional ADSs referred to therein are to be used for the purpose of covering over-allotments in connection with the distribution and sale of the Firm ADSs. If such notice is given at least two full business days prior to the Closing Date, the date set forth therein for such delivery and payment will be the Closing Date. If such notice is given thereafter, the date set forth therein for such delivery and payment will not be earlier than three full business days after the date of the notice, unless the Representatives and the Company agree upon an earlier date. If such delivery and payment for the Optional ADSs does not occur on the Closing Date, the date and time of the closing for such Optional ADSs will be as set forth in the notice (hereinafter the "Option Closing Date"). Upon exercise of the Over-allotment Option, the Company will become obligated to convey to the Underwriters, and, subject to the terms and conditions set forth herein, the Underwriters will become obligated to purchase, the number of Optional ADSs specified in such notice.

            1.2.3.    Payment and Delivery.    The Optional ADSs to be purchased by the Underwriters hereunder and the ADRs evidencing such Optional ADSs, in definitive form, and in such authorized denominations and registered in such names as the Underwriters request shall be delivered by or on behalf of the Company to the Representatives on each Optional Closing Date through the facilities of DTC, for the accounts of the several Underwriters or as such Underwriters may direct against payment of the purchase price therefor in Federal (same day) funds by wire transfers to the account designated by the Company at a bank acceptable to the Representatives on each Optional Closing Date. The ADRs representing the Optional ADSs will be made available for checking at the office of DTC or its designated custodian at least 24 hours prior to each Optional Closing Date.

          1.3.    Underwriters' Purchase Option.

            1.3.1.    Purchase Option.    The Company hereby agrees to issue and sell to the Underwriters (and/or their designees) on the Closing Date for an aggregate purchase price of $100, an option ("Underwriters' Purchase Option") for the purchase of an aggregate of

    151,200 Ordinary Shares ("Underwriters' ADSs") at an initial exercise price of 125% of the initial offering price of an ADS (i.e, $            per ADS). The Underwriters' ADSs are identical to the Firm ADSs. The Underwriters' Purchase Option shall be exercisable for a period of four years commencing one year from the Effective Date. The Offered Securities and the Underwriters' ADSs are hereinafter referred to collectively as the "Shares."

            1.3.2.    Payment and Delivery.    Delivery and payment for the Underwriters' Purchase Option shall be made on the Closing Date. The Company shall deliver to the Representatives, upon payment therefor, certificates for the Underwriters' Purchase Option in the name or names and in such authorized denominations as the Representatives may request.

        2.    Representations and Warranties of the Company.    The Company represents and warrants to each Underwriter as of the date hereof, as of the Firm ADSs Closing Date and as of each Optional ADSs Closing Date (if any), as follows:

          2.1.    Filing of Registration Statement.

            2.1.1.    Pursuant to the Securities Act.    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form F-1 (No. 333-122233), and amendments thereto, and related preliminary prospectuses for the registration under the Securities Act of 1933, as amended, and together with the rules and regulations promulgated thereunder (the "Securities Act"), of the Ordinary Shares and Underwriters ADSs, which registration statement, as so amended (including post-effective amendments, if any), has been declared effective by the Commission and copies of which have heretofore been delivered to the Underwriters. The registration statement, as amended at the time it became effective, including the prospectus, financial statements, schedules, exhibits and other information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act, is hereinafter referred to as the "Registration Statement." If the Company has filed or is required pursuant to the terms hereof to file a registration statement pursuant to Rule 462(b) under the Securities Act registering additional Ordinary Shares and Underwriters ADSs (a "Rule 462(b) Registration Statement"), then, unless otherwise specified, any reference herein to the term "Registration Statement" shall be deemed to include such Rule 462(b) Registration Statement and the term "Ordinary Shares" shall include the additional Ordinary Shares underlying the additional Firm ADSs and underlying the Underwriter's ADSs included therein. Other than a Rule 462(b) Registration Statement, which, if filed, becomes effective upon filing, no other document with respect to the Registration Statement has heretofore been filed with the Commission. All of the Ordinary Shares and Underwriters ADSs have been registered under the Securities Act pursuant to the Registration Statement or, if any Rule 462(b) Registration Statement is filed, will be duly registered under the Securities Act with the filing of such Rule 462(b) Registration Statement. Based on communications from the Commission, no stop order suspending effectiveness of either the Registration Statement or the Rule 462(b) Registration Statement, if any, has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The Company, if required by the Securities Act, proposes to file the Prospectus with the Commission pursuant to Rule 424(b) under the Securities Act ("Rule 424(b)"). The prospectus, in the form in which it is to be filed with the Commission pursuant to Rule 424(b), or, if the prospectus is not to be filed with the Commission pursuant to Rule 424(b), the prospectus in the form included as part of the Registration Statement at the time the Registration Statement became effective, is hereinafter referred to as the "Prospectus," except that if any revised prospectus or prospectus supplement shall be provided to the Underwriters by the Company for use in connection with the Offering which differs from the Prospectus (whether or not such revised prospectus or prospectus supplement is required to be filed by the Company pursuant to Rule 424(b)), the term "Prospectus" shall also refer to such revised prospectus or prospectus supplement, as the case may be, from and after the time it is first provided to the Underwriters for such use. Any preliminary prospectus or prospectus subject to completion included in the Registration Statement or filed with the Commission pursuant to Rule 424(a) under the Securities Act which in either case was printed by the Company and made available to the Representatives for use in connection with the Offering is hereafter called a "Preliminary Prospectus." Any reference herein to the Registration Statement shall be deemed to refer to and include the exhibits incorporated by reference therein pursuant to the Securities Act on or before the effective date of the Registration Statement. All references in this Agreement to the Registration Statement, the Rule 462(b) Registration Statement, a Preliminary Prospectus and the Prospectus, or any amendments or supplements to any of the foregoing shall be deemed to include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

            2.1.2.    Pursuant to the Exchange Act.    The Company has filed with the Commission a registration statement on Form 8-A providing for the registration of the Ordinary Shares and the Offered Securities under the Exchange Act, which registration statement complies in all material respects with the Exchange Act. Such registration statement has been declared effective by the Commission on the date hereof.

            2.1.3.    A registration statement on Form F-6 (No. 333-                        ) relating to the ADSs has been filed with the Commission (such registration statement, including all exhibits thereto, as amended at the time such registration statement becomes effective, being hereinafter called the "ADS Registration Statement"); the ADS Registration Statement, as of its effective date, complied or will comply, and each amendment or supplement thereto, when it is filed with the Commission or becomes effective, as the case may be, will comply, in all respects, with the applicable requirements of the Act and the Rules and Regulations, and did not or will not, as of its effective date, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          2.2    No Stop Orders, Etc.    Neither the Commission nor, to the Company's knowledge, any state regulatory authority has issued any order preventing or suspending the use of any Preliminary Prospectus or has instituted or, to the Company's knowledge, threatened to institute any proceedings with respect to such an order.

          2.3.    Disclosures in Registration Statement.

            2.3.1.    Securities Act Representation.    At the time the Registration Statement became effective and at all times subsequent thereto up to and including the Closing Date and the Option Closing Date, if any, the Registration Statement, and at the time the Prospectus was filed, the Prospectus, contained, and any amendment or supplement thereto contained and will contain as of the applicable effective or filing date, as the case may be, all material statements that are required to be stated therein in accordance with the Securities Act, and conformed and will conform in all material respects to the requirements of the Securities Act; neither the Registration Statement nor any amendment or supplement thereto, on such effective dates, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. When any Preliminary Prospectus was first filed with the Commission (whether filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424(a) of the Securities Act), when the Prospectus was filed with the Commission pursuant to Rule 424(b), and when any amendment thereof or supplement thereto was first filed with the Commission, such Preliminary Prospectus, Prospectus and any amendments thereof and supplements thereto complied in all material respects with the applicable provisions of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties made in this Section 2.3.1 do not apply to statements made or statements omitted in reliance upon and in conformity with written information furnished to the Company with respect to the Underwriters by the Representatives expressly for use in the Registration Statement or Prospectus or any amendment thereof or supplement thereto.

            2.3.2.    Disclosure of Contracts.    The description in the Registration Statement and the Prospectus of contracts and other documents is accurate in all material respects and presents fairly the information required to be disclosed and there are no contracts or other documents required to be described in the Registration Statement or the Prospectus or to be filed with the Commission as exhibits to the Registration Statement that have not been so described or filed. Each contract or other instrument (however characterized or described) to which the Company is a party or by which its property or business is or may be bound or affected and that is (i) referred to in the Prospectus, or (ii) material to the Company's business, has been duly and validly executed, is in full force and effect in all material respects in accordance with its terms and is enforceable against the Company and, to the Company's knowledge, the other parties thereto in accordance with its terms, and none of such contracts or instruments has been assigned by the Company, and neither the Company nor, to the Company's knowledge, any other party is in default thereunder and, to the Company's knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder except those events which individually or in the aggregate would have an Material Adverse Effect. None of the material provisions of such contracts or instruments violates or will result in a violation of any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company or any of its assets or businesses, including, without limitation, those relating to environmental laws and regulations.

            2.3.3.    Prior Securities Transactions.    No securities of the Company have been sold by the Company or by or on behalf of, or for the benefit of, any person or persons controlling, controlled by, or under common control with the Company within the three years prior to the date hereof, except as disclosed in the Registration Statement.

          2.4.    No Material Adverse Change.    Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise specifically stated therein, (i) there has been no material adverse change in the condition, financial or otherwise, or in the results of operations, business or business prospects of the Company, including, but not limited to, a material loss or interference with its business from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, whether or not arising in the ordinary course of business; (ii) the Company has not (A) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except such liabilities or obligations incurred in the ordinary course of business, (B) entered into any transaction not in the ordinary course of business or (C) declared or paid any dividend or made any distribution on any shares of its stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock other than as described in the Registration Statement and Prospectus.

          2.5.    Financial Statements.    The financial statements of the Company (including all notes and schedules thereto) included or incorporated by reference in the Registration Statement and Prospectus present fairly the financial position of the Company at the dates indicated and the statements of operations, stockholders' equity (deficit) and cash flows of the Company for the periods specified; and such financial statements and related schedules and notes thereto, have been prepared in conformity with generally accepted accounting principles in the United States, consistently applied throughout the periods involved.

          2.6.    Off-Balance Sheet Transactions.    There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations), or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Company's knowledge, a material future effect on the Company's financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

          2.7.    Due Incorporation.    The Company has been duly established and is validly existing as a joint stock company (società per azionì) in good standing under the laws of the Republic of Italy with registered office at Comune di Villa Guardi, frazione Civello, Italy, Fiscal Code and number of registration in the Companies Register of Como No. 02098100130, with a fully paid corporate capital of Euro 5,000,000. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or location of the assets or properties owned, leased or licensed by it requires such qualification, except for such jurisdictions where the failure to so qualify individually or in the aggregate would not have a material adverse effect on the assets, properties, condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company (a "Material Adverse Effect"); and to the Company's knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company does not own an interest in any corporation, partnership, joint venture, limited liability company, trust or other business entity.

          2.8.    Authorized Capital; Options; Etc.    The Company had, at the date or dates indicated in the Prospectus, duly authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectus. Based on the assumptions and adjustments stated in the Registration Statement and the Prospectus, the Company will have on the Closing Date the adjusted stock capitalization set forth therein. Except as set forth in the Registration Statement and the Prospectus, on the Effective Date and on the Closing Date there will be no outstanding or authorized subscriptions, options, warrants or other rights to purchase or otherwise acquire, or preemptive rights with respect to the issuance or sale of any Ordinary Shares of the Company, including any obligations to issue any shares pursuant to anti-dilution provisions, or any security convertible into Ordinary Shares of the Company, or any contracts or commitments to issue or sell Ordinary Shares or any such options, warrants, rights or convertible securities.

          2.9    Valid Issuance of Securities; Etc.

            2.9.1.    Outstanding Securities.    All issued and outstanding securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto, and are not subject to personal liability by reason of being such holders; and none of such securities were issued in violation of the preemptive rights of any holders of any security of the Company or similar contractual rights granted by the Company. The outstanding options and warrants to purchase Ordinary Shares constitute valid and binding obligations of the Company, enforceable in accordance with their terms. The authorized Ordinary Shares and outstanding options and warrants to purchase Ordinary Shares conform to all statements relating thereto contained in the Registration Statement and the Prospectus. The offers and sales by the Company of the outstanding Ordinary Shares, options and warrants to purchase Ordinary Shares, and securities convertible into Ordinary Shares, were at all relevant times registered under the Securities Act and registered or qualified under the applicable state securities or Blue Sky laws or exempt from such registration or qualification requirements in each jurisdiction in which offers and sales were made.

            2.9.2.    Securities Sold Pursuant to this Agreement.    The Shares have been duly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto, and are not subject to personal liability by reason of being such holders; the Shares are not and will not be subject to the preemptive rights of any holders of any security of the Company or similar contractual rights granted by the Company; and all corporate action required to be taken for the authorization, issuance and sale of the Shares has been duly and validly taken. The Shares conform in all material respects to all statements in relation thereto contained in the Registration Statement and the Prospectus. When issued, the Underwriters' Purchase Option will constitute a valid and binding obligation of the Company to issue and sell, upon exercise thereof and payment therefor, the number and type of securities of the Company called for thereby and will be enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (ii) as enforceability of any indemnification or contribution provision may be limited under the United States federal and state securities laws ("U.S. Laws") or Italian laws, and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          2.10.    Performance of Agreements; Consents.

            2.10.1.    Underwriting Agreement.    This Agreement has been duly authorized, executed and delivered by the Company. The execution, delivery and performance by the Company of this Agreement does not violate its Articles of Association (i.e., atto costitutivo), its By-laws (i.e., statuto) or any law, rule, regulation, judgment, decree or order of any court applicable to it. No consents or approvals and no licenses or orders from, or any registration or filings with, any Republic of Italy court, government department or other regulatory body (with the exception of all filing requirements with the Companies Register of Como which, to our knowledge, have been fully complied with other than filings which are required to and will be made post-closing in connection with the transactions contemplated herein) are required for the due authorization, execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement, the Underwriters' Purchase Option and Prospectus, except such as have been obtained under the Securities Act and such as may be required by the NASD and under state securities, Blue Sky or foreign laws in connection with the purchase and distribution of the Shares by the several Underwriters.

            2.10.2.    Deposit Agreement.    The Deposit Agreement has been duly authorized, and when executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Depositary, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and (B) the effect of judicial application of foreign laws or foreign government actions affecting creditors' rights; upon due issuance by the Depositary of the ADRs evidencing the Offered Securities against the deposit of the underlying Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement; and the Deposit Agreement and the ADRs conform in all material respects to the descriptions thereof contained in the Prospectus.

          2.11.    Registration Rights of Third Parties.    Except as disclosed in the Prospectus, no holder of any security of the Company has any right, which has not been waived, to have any security owned by such holder included in the Registration Statement or to demand registration of any security owned by such holder for a period of 180 days after the date of this Agreement.

          2.12.    No Conflicts, Etc.    Except as disclosed in the Prospectus and the Registration Statement, neither the execution, delivery and performance of this Agreement by the Company nor the consummation of any of the transactions contemplated hereby (including, without limitation, the issuance and sale by the Company of the Shares) will give rise to a right to terminate or accelerate the due date of any payment due under, or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) in any material respect under, or require any consent or waiver under, or result in the execution or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is bound, except for such consents or waivers which have already been obtained and are in full force and effect.

          2.13.    No Violations.    Except as described in the Prospectus, the Company is not in violation of any term or provision of its Articles of Association or By-Laws or in violation of any material franchise, license, permit, applicable law, rule, regulation, judgment or decree of any governmental agency or court, domestic or foreign, applicable to it.

          2.14.    Corporate Power; Licenses; Consents.

            2.14.1.    Conduct of Business.    The Company has all requisite corporate power and authority, and has all necessary and material authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies to own or lease its properties and conduct its business as described in the Prospectus, and the Company is and has been doing business in substantial compliance with all such material authorizations, approvals, orders, licenses, certificates and permits except that applications for a change of name are pending with respect to certain permits and all European Union ("EU"), Italian national and local laws, rules and regulations applicable to the Company except as would not have a Material Adverse Effect. The disclosures in the Registration Statement and Prospectus concerning the effects of U.S. Laws, EU, Italian national and local regulations on the Company's business as currently contemplated are correct in all material respects and do not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            2.14.2.    Transactions Contemplated Herein.    The Company has all corporate power and authority to enter into this Agreement and to carry out the provisions and conditions hereof.

          2.15.    Title to Property.    Except as otherwise described in the Prospectus, the Company has good title to all real property, and good title to all other property owned by it, in each case free and clear of all liens, encumbrances, claims, security interests and defects, except such as do not materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company. Except as otherwise described in the Prospectus, all property held under lease by the Company is held by it under valid, existing and enforceable leases, free and clear of all liens, encumbrances, claims, security interests and defects, except such as are not material and do not materially interfere with the use made or proposed to be made of such property by the Company.

          2.16.    Litigation; Governmental Proceedings.    Except as set forth in the Prospectus, there is no action, suit, proceeding, inquiry, arbitration, investigation, litigation or governmental proceeding pending or, to the Company's knowledge, threatened against, or involving the properties or business of, the Company that might, if determined adversely to the Company, result in a Material Adverse Effect, or that questions the validity of the capital stock of the Company or this Agreement or of any action taken or to be taken by the Company pursuant to, or in connection with, this Agreement. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal, domestic or foreign, naming the Company and enjoining the Company from taking, or requiring the Company to take, any action, or to which the Company, its properties or business is bound or subject.

          2.17.    Taxes.    The Company has filed all returns (as hereinafter defined) required to be filed with taxing authorities prior to the date hereof or has duly obtained extensions of time for the filing thereof. The Company has paid all taxes (as hereinafter defined) shown as due on such returns that were filed and has paid all taxes assessed against the Company. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Registration Statement are sufficient for all accrued and unpaid taxes, whether or not disputed, for all periods to and including the dates of such consolidated financial statements. Except as disclosed in writing to the Representatives, (i) no claims for assessment or collection of taxes have been asserted against the Company, and (ii) no waivers of statutes of limitation with respect to the returns or collection of taxes have been given by or requested from the Company. The term "taxes" mean all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever imposed by the U.S., the EU, Italy or any Italian subdivision or local authority, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto. The term "returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect to taxes. To the Company's knowledge, there are no tax audits or investigations pending, which if adversely determined would have a Material Adverse Effect; nor, to the Company's knowledge, are there any material proposed additional tax assessments against the Company.

          2.18.    Conduct re Sale of Shares.    The Company has not taken, nor will it take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted, or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Shares or any security of the Company to facilitate the sale or resale of any of the Shares.

          2.19.    Reliability of Industry and Market Data.    The statistical and market related data included in the Registration Statement and Prospectus are based on or derived from sources that the Company believes to be reliable.

          2.20.    Transactions Affecting Disclosure to NASD.

            2.20.1.    Finder's Fees.    Except as described in the Prospectus and this Underwriting Agreement, there are no claims, payments, issuances, arrangements or understandings for services in the nature of a finder's, consulting or origination fee with respect to the introduction of the Company to the Underwriters or the sale of the Shares hereunder or any other arrangements, agreements, understandings, payments or issuances with respect to the Company that may affect the Underwriters' compensation, as determined by the NASD, except any arrangements that the Underwriters may have made with the Company or others.

            2.20.2.    Payments Within Twelve Months.    Except as disclosed in the Prospectus, other than payments to the Representatives, the Company has not made any direct or indirect payments (in cash, securities or otherwise) to any person, whether an NASD member, or person or entity that has any direct or indirect affiliation or association with any NASD member, as a finder's fee, investing fee or otherwise, in consideration of such person raising capital for the Company or introducing to the Company persons who provided capital to the Company within the 12-month period prior to the date on which the Registration Statement was filed with the Commission ("Filing Date") or thereafter.

            2.20.3.    Insiders' NASD Affiliation.    To the Company's knowledge, no (i) officer or director of the Company or (ii) beneficial owner of 5% or more of the Company's ordinary shares, has any direct or indirect affiliation or association with any NASD member except those persons previously identified to the Representatives as such. The Company will advise the Representatives and the NASD if any officer, director or stockholder of the Company is or becomes an affiliate or associated person of an NASD member participating in the Offering.

            2.20.4.    Distribution of Offering Materials.    Each of the Company, its directors and officers has not distributed and will not distribute prior to the later of (i) the Firm ADSs Closing Date or the Optional ADSs Closing Date, and (ii) completion of the distribution of the Shares, any offering material in connection with the offering and sale of the Shares other than any Preliminary Prospectus, the Prospectus, the Registration Statement and other materials, if any, permitted by the Securities Act.

          2.21.    Compliance with Certain Laws re Foreign Operations.

            2.21.1.    Foreign Corrupt Practices Act.    Neither the Company, nor, to the Company's knowledge, any person acting on behalf of the Company or associated with the Company, including, without limitation, any director, officer, agent or employee of the Company, has not, directly or indirectly, while acting on behalf of the Company (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

            2.21.2.    Currency and Foreign Transactions.    The operations of the Company are and have been conducted at all times in material compliance with financial recordkeeping and reporting requirements applicable to it. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency is pending, or to the best knowledge of the Company, threatened.

            2.21.3.    Foreign Assets Control.    Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company will not knowingly, directly or indirectly, use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any affiliate, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the OFAC.

          2.22.    American Stock Exchange Eligibility.    The Shares have been duly authorized for listing on the American Stock Exchange ("AMEX"), subject to official Notice of Issuance.

            2.22.1.    Continued Exchange Act and AMEX Registration.    The Company has taken no action designed to, or, to its knowledge, likely to have the effect of, terminating the registration of the Shares under the Exchange Act or listing on the AMEX, nor has the Company received any notification that the Commission or the AMEX is contemplating terminating such registration or listing.

          2.23.    Intangibles.    The Company owns or possesses legally enforceable rights to use all patents, patent rights and applications, inventions, trademarks, trademark applications, trade names, service marks, service names, copyrights, copyright applications, licenses, know-how and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of its business as currently conducted and described in the Prospectus and are accurately described as being licensed to or owned by it in the Registration Statement and Prospectus. The Company's Intangibles that have been registered in the United States Patent and Trademark Office and otherwise as disclosed in the Registration Statement and Prospectus, have been fully maintained and are in full force and effect. Except as described in the Prospectus, there is no claim or action by any person pertaining to, or proceeding pending or, to the Company's knowledge, threatened relating to, and the Company has not received any notice of conflict with the asserted rights of others, that challenges the right of the Company with respect to, any Intangibles used in the conduct of the Company's business. To the Company's knowledge, the Company has not infringed on and is not infringing on the Intangibles of others. To the Company's knowledge, no others have infringed upon the Intangibles of the Company.

          2.24.    Relations With Employees.    The Company has generally enjoyed a satisfactory employer-employee relationship with its employees and is in compliance in all material respects with all collective and individual contracts with or involving its employees and with all EU laws applicable to Italian companies and Italian national, and local laws and regulations respecting the employment of its employees and employment practices, terms and conditions of employment and wages and hours relating thereto and, to the knowledge of the Company, there is no dispute with any employee existing or threatened, which dispute would have a Material Adverse Effect. There are no pending investigations involving the Company, its employees or any collective bargaining organization by any other governmental agency responsible for the enforcement of EU, Italian national, and local laws and regulations or collective bargaining agreements. There is no unfair labor practice charge or complaint against the Company or any officer of the Company, pending before any regulatory authority, or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving the Company or any officer of the Company, or any predecessor entity, and none has ever occurred. No question concerning representation exists respecting the employees of the Company and no collective bargaining agreement or modification thereof is currently being negotiated by the Company. No grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of the Company, if any.

          2.25.    Officers' Certificate.    Any certificate signed by any duly authorized officer of the Company and delivered to the Underwriters or to their counsel in connection with this Offering shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

          2.26    No Integration.    Neither the Company nor any of its affiliates has, prior to the date hereof, made any offer or sale of any securities which are required to be "integrated" pursuant to the Securities Act with the offer and sale of the Shares pursuant to the Registration Statement. Except as disclosed in the Registration Statement, the Prospectus or in any public filings relating to the Company filed with the Commission, neither Company nor any of its affiliates has sold or issued any ordinary shares, options and warrants to purchase ordinary shares, or securities convertible into ordinary shares during the six-month period preceding the date of the Prospectus, including but not limited to any sales pursuant to Rule 144A or Regulation D or S under the Securities Act, other than ordinary shares issued pursuant to employee benefit plans, qualified stock option plans or employee compensation plans or pursuant to outstanding options, rights or warrants as described in the Registration Statement and the Prospectus.

          2.27.    Insurance.    The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in Italy in the businesses in which it is engaged or proposes to engage after giving effect to the transactions described in the Prospectus; all policies of insurance and fidelity or surety bonds insuring the Company or the Company's businesses, assets, employees, officers and directors are in full force and effect; the Company is in compliance with the terms of such policies and instruments in all material respects; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business in Italy. The Company has not been denied any insurance coverage which it has sought or for which it has applied.

          2.28    Environmental Matters.    Except as disclosed in the Prospectus, the Company is in substantial compliance in all material respects with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic and/or hazardous substances and protection of health (but not including rules, laws and regulations addressed by Section 2.34 of this Agreement) or the environment ("Environmental Laws") which are applicable to its business; (ii) the Company has not received any notice from any governmental authority or third party of an asserted claim under Environmental Laws; (iii) the Company has received all material permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance with all terms and conditions of any such permit, license or approval except that applications for a change of name are pending with respect to certain permits; (iv) to the Company's knowledge, no facts currently exist that will require the Company to make future material capital expenditures to comply with existing Environmental Laws (laws which could be subject to future change); and (v) no property which is or has been owned, leased or occupied by the Company has been designated or identified by any government, regulatory agency, organization or investigation as a site reasonably suggested to contain the presence of contaminants, chemicals, pollutants or other substances that would give rise to a material obligation or liability by the Company for the clean-up or remediation of any property, on site or off site or any facility otherwise designated as a contaminated site under applicable law.

            2.28.1.    Effect on Business.    In connection with its upgrade to its manufacturing facility in 2004, the Company reviewed the effect of Environmental Laws on the business, operations and properties of the Company, in the course of which the Company identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

          2.29.    Product Liability Insurance.    To its knowledge, the Company maintains product liability insurance of the type and in the amounts typically maintained by similar companies in Italy operating in the industry in which the Company operates.

          2.30.    Conversion and Repayment of Bridge Notes.    As of the date hereof, the Company has received notice from holders of its Series A Senior Convertible Promissory Notes ("Bridge Notes") that (i) holders of the aggregate principal amount of Bridge Notes of $                intend to convert their Bridge Notes into Ordinary Shares at $            per share and accrued interest thereon will be repaid in cash and (ii) holders of Bridge Notes in the aggregate principal amount of not more than $                plus accrued interest intend to be repaid in cash.

          2.31.    Relationships with Insiders.    No transaction has occurred between the Company, on the one hand, and any director, officer, shareholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be described in the Prospectus which is not so described and described as required. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members, except as disclosed in the Registration Statement and the Prospectus. The Company has not, in violation of the Sarb-Ox, directly or indirectly, including through a subsidiary or affiliate (other than as permitted under the Sarb-Ox for depositary institutions), extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

          2.32.    Compliance with Sarb-Ox.    The Company is in material compliance with the provisions of Sarb-Ox and the rules and regulations promulgated thereunder and related or similar rules and regulations promulgated by AMEX or any other governmental or self regulatory entity or agency, to the extent applicable to the Company, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect. Without limiting the generality of the foregoing: (i) all members of the Company's board of directors who are required to be "independent" (as that term is defined under applicable laws, rules and regulations), including, without limitation, all members of the audit committee of the Company's board of directors, meet the qualifications of independence as set forth under applicable laws, rules and regulations and (ii) the audit committee of the Company's board of directors has at least one member who is an "audit committee financial expert" (as that term is defined under applicable laws, rules and regulations).

            2.32.1.    Internal Controls.    The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company. Other than as described in the Prospectus, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorizations. The Company is actively taking steps to comply with the provisions of the Sarb-Ox that are applicable to the Company.

            2.32.2.    Audit Committee; Amex Compliance.    Except as described in the Prospectus, the Company's board of directors has validly appointed an audit committee whose composition satisfies the requirements of Section 121B(2) of the AMEX Company Guide. The Company's board of directors and/or the audit committee has adopted a charter that satisfies the requirements of Section 121B(1) of the AMEX Company Guide. Neither the Company's board of directors nor the audit committee has been informed, nor is any director of the Company aware, of (i) except as described in the Prospectus, any significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or any material weakness in the Company's internal controls; or (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company's internal controls.

          2.33.    Investment Company Act Compliance.    The Company is not and, after giving effect to the offering and sale of the Shares and the application of proceeds thereof as described in the

  Prospectus, will not be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          2.34.    Compliance with Statutes, Rules & Regulations.    Except as disclosed in the Prospectus, the Company has materially complied with, is not in material violation of, and has not received any written notices of violation from a Governmental Authority with respect to, any foreign, U.S. Laws, EU, Italian national or local statute, law or regulation applicable to it, including without limitation all statutes, rules, or regulations relating to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product or product candidate manufactured or distributed by the Company ("Applicable Laws"), or any license, certificate, approval, clearance, authorization, permit, supplement or amendment required by any Applicable Laws ("Authorizations"). The Company possesses all material Authorizations necessary for its existing products and such material Authorizations are in full force and effect. Except as disclosed in the Prospectus, the Company is, and its existing products are, in compliance in all material respects with all existing Authorizations and Applicable Laws, including, but not limited to, all laws, statutes, rules, regulations, or orders administered, issued or enforced by the Federal Food and Drug Administration (the "FDA") or any other federal or foreign governmental authority having authority over the Company or any of its products ("Governmental Authority"). Except as disclosed in the Prospectus, the Company has not received from the FDA or any other Governmental Authority any notice of adverse findings, regulatory letters, notices of violations, Warning Letters, criminal proceeding notices under Section 305 of the Federal Food, Drug, and Cosmetic Act, or other similar communication from the FDA or other Governmental Authority alleging or asserting material noncompliance with Applicable Laws or any Authorizations, and there have been no seizures conducted or threatened by the FDA or other Governmental Authority, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, safety alerts or similar actions relating to the safety or efficacy of the Company's products conducted, requested or threatened by the FDA or other Governmental Authority relating to the products sold by the Company. Except as disclosed in the Prospectus, the Company has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal, safety alert, "dear doctor" letter, or other similar notice or action relating to the alleged lack of safety or efficacy of any of the Company's products or any alleged product defect or violation, and the Company has no knowledge that any Governmental Authority has initiated, conducted or intends to initiate any such notice or action. The Company has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other similar action from any Governmental Authority alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that any such Governmental Authority is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding. Each regulatory submission by the Company for the Company's existing products has been filed, cleared and maintained in compliance in all material respects with all Applicable Laws and Authorizations, including without limitation applicable federal statutes, rules, regulations or orders administered or promulgated by the FDA or other Governmental Authority, and all laboratory and clinical studies, and tests that the Company has conducted and is conducting to demonstrate the safety and efficacy of its products are in all material respects in compliance with accepted professional scientific standards and all Applicable Laws and Authorizations in all material respects. No filing or submission by the Company to the FDA or any other Governmental Authority, intended to be the basis for any Authorization, contains any material omission or material false information or presents data and results from the studies in any manner other than fair, accurate, and complete presentation. The Company is not aware, directly or indirectly of any other studies, tests, trials, presentations, publications or other information that could reasonably call into question the validity, completeness, or accuracy of any study, test, trial, results or data relating to the Company's products or product candidates. Except as described in the Prospectus, the Company has not nor to its knowledge has any sponsor received any notices or correspondence from any Governmental Authority (including, but not limited to, the FDA) requiring suspension of any studies, tests, or clinical trials conducted by or on behalf of the Company. Except as disclosed in the Prospectus, the Company is not aware of any facts which are reasonably likely to cause (A) the nonapproval or non-clearance, withdrawal, or recall of any products sold by the Company, or (B) a suspension or revocation of any of the Company's Authorizations. The Company has not received notice (whether complete or pending) of any proceeding seeking recall, suspension or seizure of any products or product candidates provided to sponsors of or used in clinical studies, sold or proposed to be sold by the Company.

          2.35.    Translations Provided by the Company.    The Company reasonably believes that all translations of each agreement, document or other writing provided by the Company for use of the Underwriters or their representatives or for use as exhibits to the Registration Statement (i) have been provided by parties who are reliable in their capacity to fairly and accurately translate such documents, and (ii) fairly and accurately represent the provisions of the original versions of the documents which they represent. To the extent such translations were provided by others, nothing has come to attention of officers of the Company familiar with such documents that causes them to believe the translations provided are inaccurate in any material respect.

          2.36.    Compliance with Deposit Agreement.    The Company agrees to comply in all material respects with the Deposit Agreement so that ADRs evidencing ADSs to be delivered to the Underwriters at each Closing Date are executed by the Depositary (and, if applicable, counter-signed).

        3.    Covenants of the Company.    The Company covenants and agrees as follows:

          3.1.    Amendments to Registration Statement.    The Company will deliver to the Representatives, prior to filing, any amendment or supplement to the Registration Statement or Prospectus proposed to be filed after the Effective Date and not file any such amendment or supplement to which the Representatives shall reasonably object.

          3.2.    Federal Securities Laws.

            3.2.1.    Compliance.    During the time when a Prospectus is required to be delivered under the Securities Act, the Company will use all reasonable efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act, as from time to time in force, so far as necessary to permit the continuance of sales of or dealings in the Offered Securities in accordance with the provisions hereof, and the Prospectus. If at any time when a Prospectus relating to the Offered Securities is required to be delivered under the Securities Act, any event shall have occurred as a result of which, in the reasonable opinion of counsel for the Company or counsel for the Underwriters, the Prospectus, as then amended or supplemented, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Securities Act, the Company will notify the Representatives promptly and prepare and file with the Commission, subject to Section 3.1 hereof, an appropriate amendment or supplement in accordance with Section 10 of the Securities Act.

            3.2.2.    Filing of Final Prospectus.    If Rule 430A is used or the filing of the Prospectus is otherwise required under Rule 424(b), the Company will file the Prospectus (in form and substance satisfactory to the Representatives) with the Commission pursuant to the requirements of Rule 424(b) under the Securities Act within the prescribed time period and will provide evidence satisfactory to the Representatives of such timely filing.

            3.2.3.    Exchange Act Registration.    For a period of three years from the Effective Date, the Company will, unless the Representatives agree otherwise, use its best efforts to maintain the registration of the Shares under the provisions of Section 12 of the Exchange Act.

          3.3.    Blue Sky Filings.    The Company will endeavor in good faith, in cooperation with the Representatives, at or prior to the time the Registration Statement becomes effective, to qualify the Offered Securities for offering and sale under the securities laws of such jurisdictions as the Representatives may reasonably designate, provided that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would be subject to service of general process or to qualification or taxation as a foreign corporation doing business in such jurisdiction. In each jurisdiction where such qualification shall be effected, the Company will, unless the Representatives agree that such action is not at the time necessary or advisable, use all reasonable efforts to file and make such statements or reports at such times as are or may be required by the laws of such jurisdiction.

          3.4.    Delivery to the Underwriters of Prospectuses.    The Company will deliver to the Underwriters, without charge, from time to time during the period when the Prospectus is required to be delivered under the Securities Act or the Exchange Act such number of copies of each Preliminary Prospectus and the Prospectus as the Underwriters may reasonably request and, as soon as the Registration Statement or any amendment or supplement thereto becomes effective, deliver to the Representatives one original executed Registration Statement, including exhibits, and all post-effective amendments thereto and copies of all exhibits filed therewith or incorporated therein by reference and all original executed consents of certified experts. The Company consents to the use and delivery of the Preliminary Prospectus by the Underwriters in accordance with Rule 430 and Section 5(b) of the Securities Act.

          3.5.    Events Requiring Notice to the Representatives.    The Company will notify the Representatives immediately and confirm the notice in writing (i) of the effectiveness of the Registration Statement and any amendment thereto, (ii) of the issuance by the Commission of any stop order or of the initiation, or the threatening, of any proceeding for that purpose, (iii) if it becomes aware of the issuance by any state securities commission of any proceedings for the suspension of the qualification of the Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for that purpose, (iv) of the filing with the Commission of any amendment or supplement to the Registration Statement or Prospectus, including but not limited to Rule 462(b) under the Securities Act and (v) of the receipt of any comments or request for any additional information from the Commission. If the Commission or any state securities commission shall enter a stop order or suspend such qualification at any time, the Company will make every reasonable effort to obtain promptly the lifting of such order. The Company will not, prior to the Effective Date or thereafter during such period as the Prospectus is required by law to be delivered in connection with the sales of the Shares by the Underwriters or a dealer, except as required by applicable law, file any amendment to the Registration Statement or any amendment of or supplement to the Prospectus (including the prospectus required to be filed pursuant to Rule 424(b)) that differs from the prospectus on file at the time of the effectiveness of the Registration Statement to which the Representatives shall reasonably object in writing after being timely furnished in advance a copy thereof. The Company will provide the Representatives with copies of all such amendments, filings and other documents a sufficient time prior to any filing or other publication thereof to permit the Representatives a reasonable opportunity to review and comment thereon.

          3.6.    Review of Financial Statements.    For a period of three years from the Effective Date, the Company, at its expense, shall cause its regularly engaged independent registered public accounting firm to participate in and to review ("review" is defined in terms of the standard procedures to be performed on interim financial information as prescribed by the PCAOB, and is not meant to be an audit or audit procedures) any interim financial statements or financial data, including that provided to the Representatives, prior to the announcement of quarterly financial information, the filing of such data in the Company's Form 6-K, quarterly or other reports containing interim financial information or the mailing of any quarterly or other interim financial information to stockholders.

          3.7.    Standard & Poor's; Secondary Trading.    If the Company does not maintain the listing of the Offered Securities on the AMEX during the three-year period following the Effective Date, the Company will, to the extent reasonably requested by the Representatives, take all necessary and appropriate actions (i) to achieve accelerated publication in Standard and Poor's Corporation Records Corporate Descriptions and to maintain such publication with updated information for a period of three years from the Effective Date, including the payment of any necessary fees and expenses or (ii) otherwise take such action to obtain a secondary market trading exemption in such states as may be reasonably requested by the Representatives, including the payment of any necessary fee and expenses and the filing of requisite forms.

          3.8.    AMEX Maintenance.    For a period of three years from the date hereof, the Company will, unless the Representatives agree otherwise, use its best efforts to maintain the listing by the AMEX of the Shares.

          3.9.    Rule 462(b) Compliance.    If the Company elects to rely on Rule 462(b) under the Securities Act, the Company shall both file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) and pay the applicable fees under the Securities Act by the earlier of: (i) 10:00 p.m., New York City time, on the date of this Agreement, and (ii) the time that confirmations are given or sent, as specified by Rule 462(b)(2) as well as any additional fees due the NASD upon such filing.

          3.10.    Public Relations Firm.    The Company shall, unless the Representatives agree otherwise, retain a public relations firm reasonably acceptable to the Representatives for a period of three years from the Effective Date. The Company shall promptly release and distribute disclosure of all material information, financial or otherwise, concerning its affairs in accordance with applicable law and the disclosure policies of the AMEX.

          3.11.    Reports to the Representatives and Others.

            3.11.1.    Periodic Reports, Etc.    For a period of three years from the Effective Date, the Company will promptly furnish, electronically or in hard copy, to the Representatives copies of such financial statements and other periodic and special reports as the Company from time to time files with the Commission, any securities exchange or the NASD or furnishes generally to holders of any class of its securities, and promptly furnish to the Representatives (i) a copy of each periodic report the Company shall be required to file with the Commission, (ii) a copy of every press release and every news item and article with respect to the Company or its affairs that was released by the Company, (iii) a copy of each Form 6-K prepared by the Company, and (iv) such additional documents and information regarding the Company and the affairs of any future subsidiaries of the Company as the Representatives may from time to time reasonably request and which can be prepared or obtained by the Company without unreasonable effort or expense.

            3.11.2.    Transfer Sheets and Weekly Position Listings.    For a period of three years from the Closing Date, the Company will furnish to the Representatives at the Company's sole expense such transfer sheets and position listings of the Company's securities as the Representatives may reasonably request, including the daily and monthly consolidated transfer sheets of the transfer agent of the Company and the weekly position listings of the Depository Trust Company.

          3.12.    Underwriters' Purchase Option.    On the Closing Date, the Company will execute and deliver the Underwriters' Purchase Option to the Representatives or their designees in the form filed as an exhibit to the Registration Statement or as otherwise reasonably acceptable to the Representatives in such name or names and in such denominations as requested by the Representatives.

          3.13.    Disqualification of Form F-1 or Form F-3 (or other appropriate form).     For a period equal to three (3) years from the date hereof, the Company will not take any action or actions that prevents or disqualifies the Company's use of Form F-1 or Form F-3 (or other appropriate form) for the registration of the Underwriters' ADSs under the Securities Act.

          3.14.    Payment of Expenses.

            3.14.1.    General Expenses.    The Company hereby agrees to pay on the Closing Date and, to the extent not paid on the Closing Date, on the Option Closing Date, all expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to (i) registration and other fees and expenses related to compliance with the Securities Act; (ii) the preparation, printing, filing, delivery and mailing (including the payment of postage with respect to such mailing) of the Registration Statement, the Prospectus and the Preliminary Prospectuses, including the cost of all copies thereof and any amendments thereof or supplements thereto supplied to the Underwriters in quantities as may be required by the Underwriters, (iii) the issuance and delivery of the Ordinary Shares and the printing, issuance and delivery of the Underwriters' Purchase Option, including any transfer or other taxes payable thereon, (iv) the qualification of the Offered Securities under state or foreign securities or Blue Sky laws, including the filing fees under such Blue Sky laws, the costs of preparing, printing and mailing the Final Blue Sky Memorandum, and all amendments and supplements thereto, which shall not exceed $2,500 in the aggregate, (v) the fees and disbursements of the Company's U.S. counsel and fees and disbursements of local counsel, if any, retained for such purpose and reasonable fees and disbursements of the Company's independent accountants; (vi) filing fees, costs and expenses, payable to the Commission, the NASD, or other regulators in connection with the Offering, (vii) costs of placing "tombstone" advertisements in The Wall Street Journal, The New York Times and a third publication to be selected by the Representatives, the total costs of such advertisements not to exceed $25,000, (viii) fees and disbursements of the transfer agent and costs to DTC, (ix) the Company's expenses associated with "due diligence" meetings arranged by the Representatives, (x) the preparation, binding and delivery of velobound transaction "bibles" in quantity, form and style satisfactory to the Representatives; (xi) any listing of the Offered Securities on any securities exchange and any listing in Standard & Poor's; and (xii) all other costs and expenses incident to the performance of its obligations hereunder that are not otherwise specifically provided for in this Section 3.14.1.    The Representatives may deduct from the net proceeds of the Offering payable to the Company on the Closing Date, or the Option Closing Date, if any, the expenses set forth in this Agreement to be paid by the Company to reimburse the Representatives. For the avoidance of doubt, except as set forth in Section 3.14.2 and 3.14.3, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on any resale of the Shares by them and all advertising (other than the tombstone advertisements referenced in Section 3.14.1(vii)), mailing, telephone, travel, clerical or other office costs incurred.

            3.14.2.    Non-Accountable Expenses.    The Company further agrees that, in addition to the expenses payable pursuant to Section 3.14.1, if the purchase and sale of the Offered Securities occurs, it will pay to the Underwriters a non-accountable expense allowance equal to two percent (2%) of the gross proceeds received by the Company from the sale of the Firm ADSs, $4,950 of which has been paid to date, and the Company will pay the balance on the Closing Date by certified or bank cashier's check or, at the election of the Representatives, by deduction from the proceeds of the Offering contemplated herein. For the avoidance of doubt, the Underwriters shall not be entitled to receive such non-accountable allowance from the sale of any Optional ADSs.

            3.14.3.    Expenses if Closing Does Not Occur.    In the event that the Underwriters are willing to proceed with the purchase and sale of the Offered Securities as set forth in Section 1 and the Company elects not to proceed with the purchase and sale of the Offered Securities other than for cause relating to the negligence or misconduct of the Underwriters, then the Underwriters will be entitled, upon presentation of a written accounting in reasonable detail, to prompt reimbursement of the excess, over unused non-accountable retainers advanced, of all actual out-of-pocket expenses, including reasonable fees and expenses of the Underwriters' counsel, related to the purchase and sale of the Offered Securities. If the purchase and sale of the Offered Securities is not consummated for any reason other than the reason set forth in the preceding sentence, then the Underwriters will be entitled, upon presentation of a written accounting in reasonable detail, to prompt reimbursement of the excess, over unused non-accountable retainers advanced, of all actual out-of-pocket expenses, related to the purchase and sale of the Offered Securities, not to exceed $75,000.

          3.15.    Application of Net Proceeds.    The Company will apply the net proceeds from the Offering received by it in a manner consistent with the application described under the caption "Use of Proceeds" in the Prospectus. The Company applied the net proceeds from the sale of its Series A senior convertible promissory notes received by it in a manner consistent with the application described under the caption "Operating and Financial Review and Prospects—Liquidity and Capital Resources." The Company applied the proceeds of the April 2005 capital contribution by FinSirton to working capital.

          3.16.    Delivery of Earnings Statements Etc. to Security Holders.    The Company will make generally available to its security holders as soon as practicable, but not later than the first day of the fifteenth full calendar month following the Effective Date, an earnings statement (which need not be certified by independent certified public accountants unless required by the Exchange Act, but which shall satisfy the provisions of Rule 158(a) under Section 11(a) of the Exchange Act) covering a period of at least twelve consecutive months beginning after the Effective Date. For a period of at least three years after the Effective Date, the Company will mail written notice of all shareholders' meetings to all shareholders at least 10 days prior to each ordinary or extraordinary meeting and, to the extent required by law or the AMEX rules and regulations, provide information to shareholders in connection therewith substantially equivalent to information required to be provided under Regulation 14A under the Exchange Act.

          3.17.    Stabilization.    The Company will not take, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result in, under the Exchange Act, or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

          3.18.    Internal Controls.    The Company will develop a system of internal accounting controls to be compliant with the requirements of Sarb-Ox (and the rules promulgated thereunder) and which the Company will develop to be sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the material weakness issues raised by the Company's independent registered auditors including those described in the Prospectus as material weaknesses are rectified as soon as practicable.

          3.19.    Accountants.    For a period of three years from the Effective Date, the Company shall retain an independent registered accounting firm reasonably acceptable to the Representatives, provide that the Representatives shall not delay in approving any independent registered accounting firm such that the Company's ability to comply with applicable law is hindered. Reconta Ernst & Young is acceptable to the Representatives.

          3.20.    Transfer Agent.    For a period of three years from the Effective Date, the Company shall retain a transfer agent ("Transfer Agent") for the Ordinary Shares reasonably acceptable to the Representatives. The Bank of New York is acceptable to the Representatives.

          3.21.    Sale of Shares.    The Company agrees not to effect a private or public sale or private or public offering of any of its equity securities for a period of six months from the Effective Date provided, however nothing herein shall prohibit or restrict the Company from granting options or selling shares pursuant to the Company's existing employee benefit plans and may, without the consent of the Representatives, issue up to a number of shares equal to five percent of its existing outstanding share capital in connection with the acquisition of, or merger with, another company or its assets, provided the recipient of such shares enters into a look-up agreement substantially similar to those signed by our other shareholders providing for a minimum lock up period of six months from the Effective Date.

        4.    Conditions of the Underwriters' Obligations.    The obligations of the Underwriters to purchase and pay for the Shares, as provided herein, shall be subject to the continuing accuracy of the representations and warranties of the Company as of the date hereof and as of each of the Closing Date and the Option Closing Date, if any, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof and to the performance by the Company of its obligations hereunder and to the following conditions.

          4.1.    Regulatory Matters.

            4.1.1.    Effectiveness of Registration Statement.    The Registration Statement has been declared effective on the date of this Agreement, the Prospectus has been timely filed with the Commission, and, at each of the Closing Date and the Option Closing Date, no stop order suspending the effectiveness of the Registration Statement or suspending the use of the Prospectus shall have been issued and no proceedings for such purpose shall have been instituted or shall be pending or threatened by the Commission and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of Dilworth Paxson LLP, counsel to the Underwriters.

            4.1.2.    NASD Clearance.    By the Effective Date, the Representatives shall have received clearance from the NASD as to the amount of compensation allowable or payable to the Underwriters as described in the Registration Statement.

            4.1.3.    No Blue Sky Stop Orders.    No order suspending the sale of the Shares in any jurisdiction designated by the Representatives pursuant to Section 3.3 hereof shall have been issued on or before either the Closing Date or the Option Closing Date, and no proceedings for that purpose shall have been instituted or shall be contemplated.

          4.2.    Company Counsel Matters.

            4.2.1.    Opinion of Orrick Herrington & Sutcliffe, LLP.    On the Effective Date, on the Closing Date and each Option Closing Date, if any, the Representatives shall have received the opinion of Orrick Herrington & Sutcliffe, LLP, special United States securities law counsel for the Company, dated on such date, addressed to the Underwriters and in form and substance reasonably satisfactory to Dilworth Paxson LLP, counsel to the Underwriters, regarding the matters set forth on Exhibit A hereto.

            4.2.2.    Opinion of Orrick Herrington & Sutcliffe.    On the Effective Date, on the Closing Date and each Option Closing Date, if any, the Representatives shall have received the opinion of Orrick Herrington & Sutcliffe, Italian counsel for the Company, dated on such date, addressed to the Underwriters and in form and substance reasonably satisfactory to Dilworth Paxson LLP, counsel to the Underwriters, regarding the matters set forth on Exhibit B hereto.

            4.2.3.    Opinion of Kleinfeld, Kaplan and Becker, LLP.    On the Effective Date, on the Closing Date and each Option Closing Date, if any, the Representatives shall have received the opinion of Kleinfeld, Kaplan and Becker, LLP, FDA regulatory counsel for the Company, dated on such date, addressed to the Underwriters and in form and substance reasonably satisfactory to Dilworth Paxson LLP, counsel to the Underwriters, regarding the matters set forth on Exhibit C hereto.

            4.2.4.    Opinion of European Regulatory Counsel.    On the Effective Date, on the Closing Date and each Option Closing Date, if any, the Representatives shall have received the opinion of the Company's European Regulatory Counsel dated on such date, addressed to the Underwriters and in form and substance reasonably satisfactory to Dilworth Paxson LLP, counsel to the Underwriters, regarding the matters set forth on Exhibit D hereto.

            4.2.5.    Opinion of Dragotti and Associati.    On the Effective Date, on the Closing Date and each Option Closing Date, if any, the Representatives shall have received the opinion of Dragotti and Associati, patent counsel for the Company, dated on such date, addressed to the Underwriters and in form and substance satisfactory to Dilworth Paxson LLP, counsel to the Underwriters, regarding the matters set forth on Exhibit E hereto.

            4.2.6    Opinion of Counsel for the Depository.    The Representatives shall have received an opinion, dated such Closing Date, of Emmet, Marvin & Martin, LLP, counsel for the Depositary, to the effect set forth in Exhibit F hereto.

            4.2.7.    Reliance.    In rendering such opinions, each such counsel may rely (i) as to matters involving the application of laws other than the laws of the jurisdictions in which they are admitted, to the extent such counsel deems proper and to the extent specified in such opinion, if at all, upon an opinion or opinions (in form and substance reasonably satisfactory to the Underwriters' counsel) of other counsel reasonably acceptable to the Underwriters' counsel, familiar with the applicable laws, and (ii) as to matters of fact, to the extent they deem proper, on certificates or other written statements of officers of departments of various jurisdiction having custody of documents respecting the corporate existence or good standing of the Company, provided that copies of any such statements or certificates shall be delivered to the Underwriters' counsel if requested.

          4.3.    Cold Comfort Letter.    At the time this Agreement is executed, and at each of the Closing Date and the Option Closing Date, if any, you shall have received a letter, in accordance with the requirements of the Public Company Accounting Oversight Board (United States) ("PCAOB") AU 634k-"Letters for Underwriters and Certain Other Requesting Parties," addressed to the Underwriters and in form and substance satisfactory in all respects to you and to Dilworth Paxson LLP, counsel for the Underwriters, from Reconta Ernst & Young, S.p.A. dated, respectively, as of the date of this Agreement and as of the Closing Date and the Option Closing Date, if any:

            (i)  confirming that they are independent registered public accounting firm with respect to the Company within the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission ("SEC") and the PCAOB;

            (ii)  stating that in their opinion the financial statements of the Company audited by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related rules and regulations adopted by the SEC;

            (iii)  stating that, with respect to the three-month periods ended March 31, 2005, they have performed the procedures specified by the PCAOB for a review of interim financial information as described in AU 722, Interim Financial Information, on the unaudited condensed balance sheet at March 31, 2005, and the unaudited condensed statement of operations and shareholders' equity for the three month period ended March 31, 2005.

            (iv)  based on the performance of procedures specified by the PCAOB, nothing has come to their attention that would lead them to believe that (a) any material modifications should be made to the unaudited condensed financial information described in (iii) above for them to be in conformity with U.S. generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements of the Company included in the Registration Statement (except that the unaudited interim financial statements do not include an unaudited cash flow statement for the three month period ended March 31, 2005, nor do they contain explanatory footnotes), and (b) at March 31, 2005, there was any change in the capital stock, increase in long-term debt of the Company, or any decrease in net current assets (working capital) or stockholders' equity of the Company as compared with amounts shown in the December 31, 2004 balance sheet included in the Registration Statement, other than as set forth in or contemplated by the Registration Statement, or, if there was any decrease, setting forth the amount of such decrease;

            (iv)  stating that they have compared specific currency amounts, numbers of shares, percentages of revenues and earnings, statements and other financial information pertaining to the Company set forth in the Prospectus in each case to the extent that such amounts, numbers, percentages, statements and information may be derived from the general accounting records, and work sheets, of the Company with the results obtained from the application of specified readings, inquiries and other appropriate procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards) set forth in the letter and found them to be in agreement; and

            (v)  statements as to such other matters incident to the transaction contemplated hereby as you may reasonably request.

          4.4    Representations and Warranties and Performance of Covenants.    The representations and warranties of the Company contained in this Agreement and in the certificates delivered pursuant to Section 4.5 shall be true and correct when made and on and as of the Closing Date and each Option Closing Date as if made on such date. The Company shall have performed all covenants and agreements and satisfied all the conditions contained in this Agreement required to be performed or satisfied by them at or before such Closing Date.

          4.5.    Officers' Certificates.

            4.5.1.    Officers' Certificate.    The Representatives shall have received on each Closing Date a certificate, addressed to the Representatives and dated such Closing Date, of the chief executive officer and the chief financial officer of the Company to the effect that: (i) the representations, warranties and agreements of the Company in this Agreement were true and correct when made and are true and correct as of such Closing Date; (ii) the Company has performed all covenants and agreements and satisfied all conditions contained herein; (iii) they have carefully examined the Registration Statement and Prospectus and, in their opinion (A) as of the Effective Date, the Registration Statement and Prospectus did not

    include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) since the Effective Date no event has occurred which should have been set forth in a supplement or otherwise required an amendment to the Registration statement or the Prospectus; and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued, and to their knowledge, no proceedings for that purpose have been instituted or are pending under the Securities Act.

            4.5.2.    Secretary's Certificate.    At each of the Closing Date and the Option Closing Date, if any, the Underwriters shall have received a certificate of the Company signed by the Secretary of the Company, dated the Closing Date or the Option Date, as the case may be, respectively, certifying (i) that the By-Laws and Articles of Association, as amended, of the Company are true and complete, have not been modified and are in full force and effect, (ii) that the resolutions relating to the public offering contemplated by this Agreement are in full force and effect and have not been modified, (iii) all correspondence between the Company or its counsel and the Commission, (iv) all correspondence between the Company or its counsel and AMEX concerning listing of the Shares on AMEX and (vi) as to the incumbency of the officers of the Company. The documents referred to in such certificate shall be attached to such certificate.

            4.5.3.    Further Certificates.    The Company shall have furnished or caused to be furnished to the Representatives such further certificates or documents as the Representatives shall have reasonably requested.

          4.6.    No Material Changes.    Prior to and on each of the Closing Date and the Option Closing Date, if any, (i) there shall have been no material adverse change or development involving a prospective material change in the condition or prospects or the business activities, financial or otherwise, of the Company from the latest dates as of which such condition is set forth in the Registration Statement and Prospectus, (ii) there shall have been no transaction, not in the ordinary course of business, entered into by the Company from the latest date as of which the financial condition of the Company is set forth in the Registration Statement and Prospectus which is materially adverse to the Company, taken as a whole, (iii) the Company shall not be in default under any provision of any instrument relating to any outstanding indebtedness which default would have a material adverse effect on the Company, (iv) no material amount of the assets of the Company shall have been pledged or mortgaged, except as set forth in the Registration Statement and Prospectus, (v) no action suit or proceeding, at law or in equity, shall have been pending or threatened against the Company or affecting any of its property or business before or by any court or federal or state commission, board or other administrative agency wherein an unfavorable decision, ruling or finding may materially adversely affect the business, operations, prospects or financial condition or income of the Company, except as set forth in the Registration Statement and Prospectus, (vi) no stop order shall have been issued under the Securities Act and no proceedings therefor shall have been initiated or threatened by the Commission, and (vii) the Registration Statement and the Prospectus and any amendments or supplements thereto contain all material statements that are required to be stated therein in accordance with the Securities Act and conform in all material respects to the requirements of the Securities Act, and neither the Registration Statement nor the Prospectus nor any amendment or supplement thereto contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.7.    Delivery of Underwriters' Purchase Option.    The Company has delivered to the Representatives executed copies of the Underwriters' Purchase Option.

          4.8.    Opinion of Counsel for the Underwriters.    All proceedings taken in connection with the authorization, issuance or sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and to Dilworth Paxson LLP, counsel to the Underwriters, and the Underwriters shall have received from such counsel a favorable opinion, dated the Closing Date and the Option Closing Date, if any, with respect to such of these proceedings as the Underwriters may reasonably require. On or prior to the Effective Date, the Closing Date and the Option Closing Date, as the case may be, counsel for the Underwriters shall have been furnished such documents, certificates and opinions as they may reasonably require for the purpose of enabling them to review or pass upon the matters referred to in this Section 4.8, or in order to evidence the accuracy, completeness or satisfaction of any of the representations, warranties or conditions herein contained.

          4.10.    Lock-up Agreements.    The Representatives shall have received the Lock-up Agreements executed by each entity or person as requested by the Representatives.

          4.11.    Exchange Listing.    The Shares shall have been approved for listing on the American Stock Exchange, subject only to official notice of issuance.

          4.12.    Deposit of Agreement.    The Company and the Depository shall have executed and delivered the Deposit Agreement and the Deposit Agreement shall be in full force and effect.

          4.13.    Evidence of Deposit.    The Depositary shall have delivered to the Company at each Closing Date, certificates satisfactory to the Underwriters evidencing the deposit with the Depositary of the Common Shares being so deposited against issuance of ADRs evidencing the Offered Securities to be delivered by the Company at such Closing Date, and the execution, countersignature (if applicable), issuance and delivery of ADRs evidencing such Offered Securities pursuant to the Deposit Agreement.

        5.    Indemnification.

          5.1.    Indemnification of the Underwriters.    Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless each of the Underwriters, their respective directors, officers, agents and employees and each person, if any, who controls either Underwriter ("controlling person") within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, whether arising out of any action between either of the Underwriters and the Company or between an Underwriter and any third-party or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in (i) any Preliminary Prospectus, the Registration Statement or the Prospectus (as from time to time each may be amended and supplemented); (ii) in any post-effective amendment or amendments or any new registration statement and prospectus in which is included securities of the Company issued or issuable upon exercise of the Underwriters' Purchase Option; or (iii) any application or other document or written communication (in this Section 5 collectively called "application") executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the Commission, any state securities commission or agency, any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Company by any Underwriter through either Representative expressly for use in any Preliminary

  Prospectus, the Registration Statement or Prospectus, or any amendment or supplement thereof, or in any application, as the case may be; provided that the foregoing indemnity with respect to the Preliminary Prospectus, the Registration Statement and the Prospectus shall not inure to the benefit of any Underwriter from whom the person asserting any such losses, claims, damages or liabilities purchased Shares, or any person controlling such Underwriter, if a copy of the Preliminary Prospectus or the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Underwriter to such person, at or prior to the written confirmation of the sale of the Shares to such person, and if the Preliminary Prospectus or the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities. The Company agrees promptly to notify the Underwriters of the commencement of any litigation or proceedings against the Company or any of its officers, directors or controlling persons in connection with the issue and sale of the Shares or in connection with the Registration Statement or Prospectus.

          5.2.    Indemnification of the Company.    Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, whether arising out of any action between the Underwriters and the Company or between the Company and any third-party or otherwise) described in the foregoing indemnity from the Company to the several Underwriters, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions directly relating to the transactions effected by the Underwriters in connection with this offering made in any Preliminary Prospectus, the Registration Statement or Prospectus or any amendment or supplement thereto or in any application in reliance upon, and in conformity with, written information furnished to the Company by any Underwriter through either Representative expressly for use in such Preliminary Prospectus, the Registration Statement or Prospectus or any amendment or supplement thereto or in any such application. In case any action shall be brought against the Company based on any Preliminary Prospectus, the Registration Statement or Prospectus or any amendment or supplement thereto or any application, and in respect of which indemnity may be sought against any Underwriter, such Underwriter shall have the rights and duties given to the Company, and the Company shall have the rights and duties given to several Underwriters by the provisions of Section 5.1.2.

          5.3.    Procedure.    Any party that proposes to assert the right to be indemnified under this Section will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. No indemnification provided for in Section 5.1 or 5.2 shall be available to any party who shall fail to give notice as provided in this Section 5.3 if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified party for contribution or otherwise than under this Section. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying parties, (ii) the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action, suit, and proceeding or claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.

          5.4.    Contribution.

            5.4.1.    Contribution Rights.    In order to provide for just and equitable contribution under the Securities Act in any case in which (i) any person entitled to indemnification under this Section 5 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5 provides for indemnification in such case, or (ii) contribution under the Securities Act, the Exchange Act or otherwise may be required on the part of any such person in circumstances for which indemnification is provided under this Section 5, then, and in each such case, the Company and the Underwriters shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and the Underwriters, as incurred, in such proportions that the Underwriters are responsible for that portion represented by the percentage that the underwriting discount appearing on the cover page of the Prospectus bears to the initial offering price appearing thereon and the Company is responsible for the balance; provided, that, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 5.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay in respect of such losses, liabilities, claims, damages and expenses. For purposes of this Section, each director, officer and employee of an Underwriter, and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as such Underwriter.

            5.4.2.    Contribution Procedure.    Within fifteen days after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party ("contributing party"), notify the contributing party of the commencement thereof, but the omission to so notify the contributing party will not relieve it from any liability that it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party, and such party notifies a contributing party or its representative of the commencement thereof within the aforesaid fifteen days, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified. Any such contributing party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding that was effected by the party seeking contribution without the written consent of such contributing party. The contribution provisions contained in this Section are intended to supersede, to the extent permitted by law, any right to contribution under the Securities Act, the Exchange Act or otherwise available.

        6.    Default by an Underwriter.    If an Underwriter shall default in its obligations to purchase Shares hereunder, each non-defaulting Underwriter may, in its discretion, arrange for itself or another party or parties to purchase such Shares on the terms contained herein. In the event that within one business day after such default the non-defaulting Underwriters do not arrange for the purchase of the Shares as to which such default relates, this Agreement will thereupon terminate automatically (but only with respect to the obligations relating to the Optional ADSs if such default occurs after the Closing Date) without liability on the part of the Company (except as provided in Sections 3.14 and 5.1 hereof) or the non-defaulting Underwriter, but nothing herein shall relieve the defaulting Underwriter of its liability, if any, to the non-defaulting Underwriter and to the Company for damages occasioned by its default.

        7.    Additional Covenants.

          7.1.    Board Designee.    The Company shall use its reasonable best efforts to cause FinSirton S.p.A. to enter an agreement with the Representatives whereby FinSirton S.p.A. agrees to vote its shares in favor of a designee of the Representatives who is reasonably acceptable to the Company as a member of the Board of Directors of the Company until the annual shareholders' meeting in April 2006. The Company further agrees, if requested by the Representatives, to convene a special meeting of shareholders for the purpose of electing such designee. Such designee (if elected as a director) shall be entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in attending such meetings, including but not limited to food, lodging and transportation and such designee (if elected as a director) shall be entitled to receive compensation substantially equivalent to that of other non-management directors of the Company for serving on the Board and for serving on such committees of the board to which he or she is appointed. The Company will obtain and maintain a liability insurance policy affording coverage for the acts of its officers and directors in an amount not less than $5,000,000 and will include the Representatives' designee (if elected as a director) as an insured under such policy. Until such designee is elected, the Company agrees to permit an observer appointed by the Representatives to attend all board meetings and to give the Representatives (or their designated observer once designated) written notice of each such meeting and an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors.

          7.2.    Press Releases.    The Company will not issue a press release or engage in any other publicity until 45 days after the Effective Date without the prior written consent of the Representatives.

        8.    Representations and Agreements to Survive Delivery.    Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall be deemed to be representations, warranties and agreements at the Closing Dates and such representations, warranties and agreements of the Underwriters and Company, including the indemnity agreements contained in Section 5 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Underwriters, the Company or any controlling person, and shall survive termination of this Agreement or the issuance and delivery of the Shares to the several Underwriters until the earlier of the expiration of any applicable statute of limitations and the seventh anniversary of the later of the Closing Date or the Option Closing Date, if any, at which time the representations, warranties and agreements shall terminate and be of no further force and effect.

        9.    Effective Date of this Agreement and Termination Thereof.

          9.1.    Effective Date.    This Agreement shall become effective on the Effective Date at the time that the Registration Statement is declared effective.

          9.2.    Termination.    The Underwriters shall have the right to terminate this Agreement at any time prior to any Closing Date, (i) if any domestic or international event or act or occurrence has materially disrupted commercial banking or securities settlement or clearance services in the United States, or (ii) if trading in securities generally on the New York Stock Exchange or the AMEX shall have been suspended or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the NASD or by order of the Commission or any other government authority having jurisdiction, or (iii) in the event of a material outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war (including without limitation as a result of an act of terrorism) if the effect of any such event specified in this clause (iii) in the reasonable judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares being delivered on the Closing Date on the terms and in the manner contemplated in the final prospectus, or (iv) if a banking moratorium has been declared by a New York State or federal authority, or (v) if a moratorium on foreign exchange trading has been declared which materially adversely impacts the U.S. securities markets; (vi) if the Company shall have sustained a material loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss shall have been insured, will, in the reasonable opinion of the Representatives, make it inadvisable to proceed with the delivery of the Shares, or (vii) if Dr. Laura Ferro shall no longer serve the Company in her present capacity, or (ix) if the Company has breached any of its representations, warranties or obligations hereunder in a material respect, or (x) if the Underwriters shall have become aware after the date hereof of such a material adverse change in the financial condition or results of operations or prospects of the Company or such adverse material change in general market conditions, including without limitation as a result of terrorism activities after the date hereof, as in the Representatives' reasonable judgment would make it impracticable to proceed with the offering, sale and/or delivery of the Shares or to enforce contracts made by the Underwriters for the sale of the Shares.

          9.3.    Notice.    If the Underwriters elect to prevent this Agreement from becoming effective or to terminate this Agreement as provided in this Section 9, the Company shall be notified on the same day as such election is made by the Underwriters by telephone or telecopy, confirmed by letter.

          9.4.    Indemnification.    Notwithstanding any contrary provision contained in this Agreement, any election hereunder or any termination of this Agreement, and whether or not this Agreement is otherwise carried out, the provisions of Section 5 shall not be in any way affected by, such election or termination or failure to carry out the terms of this Agreement or any part hereof.

        10.    Miscellaneous.

          10.1.    Notices.    All communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be mailed, delivered or telecopied and confirmed.

          If to the Underwriters:

Maxim Group LLC 405 Lexington Avenue, 2nd Floor New York, New York 10174 Attention: Clifford A. Teller Telecopier: (212) 895-3783	I-Bankers Securities Incorporated 1560 East Southlake Blvd., St. 232 Southlake, TX 76092 Attention: Shelley Gluck Telecopier: (817) 416-2264

          Copy to:

Dilworth Paxson LLP 1818 N Street, N.W., Suite 400 Washington, DC 20036 Attention: Kathleen L. Cerveny, Esq. Telecopier: (202) 452-0930

          If to the Company:

Gentium, S.p.A. Piazze XX Septembre, 2 22079 Villa Guardia Como, Italy Attention: Dr. Laura Iris Ferro Telecopier: 39-348-4450-313

          Copy to:

Orrick Herrington & Sutcliffe, LLP 666 Fifth Avenue New York, NY 10103 Attention: Christopher J. Moore, Esq. Telecopier: (212) 506-5151

          10.2.    Headings.    The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

          10.3.    Amendment.    This Agreement may be amended only by a written instrument executed by each of the parties hereto.

          10.4.    Entire Agreement.    This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

          10.5.    Binding Effect.    This Agreement shall inure solely to the benefit of and shall be binding upon, the Underwriters, the Company and the controlling persons, directors and officers referred to in Section 5 hereof, and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provisions herein contained.

          10.6.    Governing Law, Jurisdiction.    This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York, without giving effect to conflicts of law. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys' fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

          10.7.    Execution in Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

          10.8.    Waiver, Etc.    The failure of any of the parties hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

        If the foregoing correctly sets forth the understanding between the Underwriters and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,
GENTIUM S.p.A.
By:	Name: Dr. Laura Iris Ferro Title: President and Chief Executive Officer

Accepted on the date first above written.

MAXIM GROUP, LLC

Acting severally on behalf of itself and as one
of the Representatives of the several Underwriters
named in Schedule I annexed hereto

By:	Name: Clifford A. Teller Title: Managing Director

I-BANKERS SECURITIES INCORPORATED

Acting severally on behalf of itself and as one
of the Representatives of the several Underwriters
named in Schedule I annexed hereto

By:	Name: Shelley Gluck Title: Chief Financial Officer

SCHEDULE I

GENTIUM, S.p.A.

2,700,000 American Depositary Shares

Representing 2,700,000 Ordinary Shares

Underwriter	Number of Firm ADSs to be Purchased
Maxim Group, LLC
I-Bankers Securities Incorporated

Total	2,700,000

QuickLinks

  Exhibit 1.1
GENTIUM, S.p.A. 2,700,000 AMERICAN DEPOSITORY SHARES, REPRESENTING 2,700,000 ORDINARY SHARES UNDERWRITING AGREEMENT
SCHEDULE I
GENTIUM, S.p.A.
2,700,000 American Depositary Shares
Representing 2,700,000 Ordinary Shares